UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2005

Penn Treaty American Corporation
(Exact name of registrant as specified in charter)

Pennsylvania	001-14681	23-1664166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3440 Lehigh Street, Allentown, Pennsylvania 18103
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 965-2222

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On March 30, 2005, Penn Treaty American Corporation (the “Company”) announced that, as part of its actuarial review for the period ended December 31, 2004, it discovered that the inflation rider component of certain of its in-force policies was incorrectly excluded from policy benefit liabilities. As a result, the Company will restate its financial statements to reflect an increase in policy reserves as of December 31, 2004, 2003 and 2002 of approximately $10 million, $10.2 million and $10.5 million, respectively, and a decrease in shareholders’ equity of approximately $6.5 million as of December 31, 2004, 2003 and 2002. The Company does not anticipate a material impact on either the 2004 or 2003 Consolidated Statements of Income and Comprehensive Income. However, the Company estimates that the impact on the 2002 Consolidated Statement of Income and Comprehensive Income will be an increase to benefits expense of approximately $2 million before Federal income taxes. The Company has not yet determined the impact on the financial statements for the quarters ended September 30, 2004, 2003, and 2002, June 30, 2004, 2003 and 2002 or March 31, 2004, 2003 and 2002.

The Company issued a press release, dated March 30, 2005, which is furnished as an exhibit hereto and incorporated by reference herein. The information in Item 2.02 of this Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 29, 2005, the Company’s Board of Directors concluded that the Company’s financial statements for the years ended December 31, 2004, 2003 or 2002 and the quarters ended September 30, 2004, 2003 and 2002, June 30, 2004, 2003 and 2002 and March 31, 2004, 2003 and 2002 should no longer be relied upon because of an error in such financial statements. As part of the Company’s actuarial review for the period ended December 31, 2004, it discovered that the impact of approximately 2,500 inflation riders (out of approximately 65,000 riders and 200,000 base policies) issued as far back as 1987, was incorrectly excluded from policy benefit liabilities. As a result, the Company will restate its financial statement to reflect an increase in policy reserves as of December 31, 2004, 2003 and 2002 by approximately $10 million, $10.2 million and $10.5 million, respectively, and a decrease in shareholders’ equity of approximately $6.5 million as of December 31, 2004, 2003 and 2002. The Company does not anticipate a material impact on either the 2004 or 2003 Consolidated Statements of Income and Comprehensive Income. However, the Company estimates that the impact on the 2002 Consolidated Statement of Income and Comprehensive Income would an increase to benefits expense of approximately $2 million before Federal income taxes. The Company has not yet determined the impact on the financial statements for the quarters ended September 30, 2004, 2003, and 2002, June 30, 2004, 2003 and 2002 or March 31, 2004, 2003 and 2002. Management has discussed these matters with the Company’s independent accountant.

Management has determined that the matters discussed above constitute a material weakness in the Company’s disclosure controls and procedures. As a result, management has determined the Company did not maintain effective disclosure controls and procedures regarding its policy benefit reserve estimates related to policy riders as of December 31, 2004 and expects that it will be unable to conclude that the Company maintained effective disclosure controls and procedures as of December 31, 2004. The material weakness and management’s conclusion as to the effectiveness of the Company’s disclosure controls and procedures will be disclosed in Item 9A of Part II of the Company’s 10-K. Also, management has been advised by its independent accountants that they will report the matters discussed above to the Company’s Audit Committee as a material weakness in disclosure controls and procedures and internal controls over financial reporting.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective March 29, 2005, Penn Treaty American Corporation amended its bylaws to change the date of its annual meeting of shareholders from the fourth Friday of May in each year to a date to be set by the Board by resolution each year. A copy of the amendment is filed under Item 9.01 as Exhibit 3.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)     Exhibits.

Number	Description

3.1	Amendment to Amended and Restated By-Laws of Penn Treaty American Corporation.

99.1	Press Release of Penn Treaty American Corporation dated March 30, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN TREATY AMERICAN CORPORATION

April 4, 2005	By: /s/ Mark Cloutier
Name: Mark Cloutier Title: Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Number	Description

3.1	Amendment to Amended and Restated By-Laws of Penn Treaty American Corporation.

99.1	Press Release of Penn Treaty American Corporation dated March 30, 2005.